                                                                    EXHIBIT 10.3

                            MEMORANDUM OF AGREEMENT
                                 THE 2M GROUP
                                     with
                        PROLONG SUPER LUBRICANTS, INC.
                                   regarding
                       THE PROLONG CHALLENGE INFOMERCIAL

AGREEMENT made this 24th day of April 1995, between the Prolong Super Lubricants, Inc., a Nevada corporation of 1210 North Barsten Way, Anaheim, California 92806, hereinafter called CLIENT, and The 2M Group, a Sole Proprietorship of 3518 Cahuenga Blvd. West, Suite 202, Los Angeles, California 90068, hereinafter called 2M.

IT IS AGREED that:

     1. CLIENT will retain the services of 2M to produce an infomercial hereinafter called the Program, to be completed before October 24, 1995.
     2.  The Program will be 28 minutes and 30 seconds in length.
     3. 2M agrees to provide the elements stated in the proposal which is an integral part of this agreement. See attachment A.
     4. CLIENT agrees to provide the elements stated in the proposal which is an integral part of this agreement. See attachment A.
     5. CLIENT has the right to change the off-line cut of the show. After approval of the off-line cut and the on-line cut has been started, should the PROGRAM require revision based on CLIENT's evaluation, the costs of any such modifications will be underwritten by CLIENT as a payment to 2M separate from and in addition to the PROGRAM budget.
     6. Any and all expenditures in any way incurred by CLIENT on 2M's behalf must have prior written authorization from an authorized officer representing 2M. In any case where CLIENT has incurred any expense on 2M's behalf without prior written authorization from an authorized 2M officer the CLIENT will be fully responsible for payment of that expense.
     7. In consideration of the above services, CLIENT agrees to compensate 2M in the following manner:
     A. 2M shall receive the amount of $78,000.00 dollars with payments scheduled: a) upon starting pre-production or any part thereof in the amount of $10,000.00 dollars, b) on the first day of shooting or any part thereof in the amount of $17,000.00 dollars, c) when the off-line cut is commenced in the amount of $17,000.00 dollars, d) when the off-line cut is approved in the amount of $17,000.00 dollars and e) upon completion and prior to release of the first edited master in the amount of $17,000.00 dollars for the Program.

                                      1.

     B. 2M shall receive 1.5% of the gross sales (not including shipping and handling) minus returned product generated from any and all direct response television sales made via an 800 telephone number and which utilize the Program footage.

     C. 2M shall receive the equivalent of $20,000 in stock at 25 cents per share. This will be divided at 40,000 shares of 144 stock and 40,000 shares of free trading stock. A bonus of 10,000 shares of stock will be paid if 5,000 units are sold within 60 days from the first airing of the infomercial and another 10,000 shares if 45,000 units are sold within 180 days of the first airing of the infomercial. The bonus shares will be 50% 144 stock and 50% free trading stock, unless free trading stock is unavailable to the company other than by buying stock on the market. If free trading stock is unavailable then 2M shall receive 144 stock in its place.

     8. The Program will contain a visual copyright notice on behalf of CLIENT. This will allow the CLIENT rights to the show only as an integral synchronized specific program.

     9. CLIENT shall at all times indemnify and hold 2M, its officers, employees, associates, assigns or any affiliated persons, harmless from and against any and all liabilities or damages of any kind, including but not limited to any attorney's fees, costs, and expenses, arising out of or connected to in any way any infomercial, video, film or motion picture produced by 2M for CLIENT or any of its affiliated companies. 2M promises to add Prolong Super Lubricants, Inc. as an additional insured under its liability insurance policy, with coverage in amount not less than $1MM, for the duration of the production. Prolong Super Lubricants, Inc. as an additional insured under its liability insurance policy, with coverage in amount not less than $1MM, for the duration of the production. Prolong Super Lubricants, Inc. shall approve the content of the Program, for legal compliance purposes, prior to on-line editing.

    10. 2M is the agency or record and when the campaign proves successful 2M shall supervise, oversee and decide on the media buys in conjunction with CLIENT for a minimum of one year from the first date of the media run. A successful campaign would be determined by the fact that it remains on the air. It is understood that The 2M Group will receive a commission of 15% on media buys, in conformance with industry standards. The 2M Group will provide Client with full disclosure in writing of all media buys.

    11. In the event that any provision of this contract is suspended or canceled by mutual agreement of the contracting parties, all sections of this document which remain unaffected by that suspension or cancellation shall continue in full force and effect, unless modified by mutual agreement of the contracting parties.

                                      2.

     IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the dates written below:

PROLONG SUPER LUBRICANTS, INC.

/s/ ELTON ALDERMAN
----------------------------------------
    ELTON ALDERMAN, PRESIDENT

Date:  4-24-95
       ---------------------------------

THE 2M GROUP

/s/ MICHAEL A. MCGAHEE
----------------------------------------
    Michael A. McGahee, Sole Proprietor

Date:  4-24-95
       ---------------------------------

                                      3.

                                 ATTACHMENT A

                       THE PROLONG CHALLENGE INFOMERCIAL
                            DIRECT RESPONSE PROGRAM

The 2M Group proposes to produce a direct response program for the Prolong Challenge Infomercial that is twenty-eight and one half minutes long. The objective of the campaign is to sell product in high volume over a short period of time with a high profit margin.

                       SERVICES PROVIDED BY THE 2M GROUP

*Marketing consultation
*Creative
*Market Research
*Pre-production
*Complete production supervision and consultation
*Up to four day shoot on location with 2 cameras for shooting the open, close and segues with host, testing and race sequence in Phoenix.
*Up to four day single camera shoot on location to video professionals, testimonials and product shots.
*Audio package
*Camera package (Betacam quality or higher)
*Writing of the script
*Script breakdown to a shooting script
*Producer
*Director
*Technical Director\Engineer
*Make up -- Hair for host
*Lighting Director
*Gaffer
*Audio mixer
*A - 2
*All grips and electrician for the video
*Lighting package for the video
*Production assistants and personnel
*Video tape
*A "rough cut" of the video to view before the final copy is made so that any necessary changes can be made
*Post production on-line cut (to include Betacam to D2 quality editing) *Audio sweetening as needed
*Complete assembly of program
*One-inch or D2 safety-master tape
*Music
*Negotiation of celebrity talent
*Casting for an on-camera spokesperson
*Casting for celebrity persons and negotiation as needed in coordination with Client

                                      4.

2M shall provide all Media planning and buying. This includes tape trafficking as well as tracking the results of each infomercial for media efficiency ratios and geographical sourcing.

2M will consult in the setting up of the inbound 800 service, fulfillment house, and merchant account for Visa\MC, if needed.

2M will provide a quantitative survey on the target demographic to locate any "emotional buyer buttons" that may shed some light on where the emphasis for the creative should be skewed. This typically determines some of the major impulse points for the product and increased sales.

In short, The 2M Group will assist as much as possible to make this a turnkey operations.

                   WHAT PROLONG SUPER LUBRICANTS WILL SUPPLY

* Any special or celebrity talent requested (2M will handle acquisition of talent if needed)
* Any perks for said talent including but not limited to special make up person, limo, hotel room, airline flight, wardrobe, Winnebago, special dressing room etc. (2M will organize arrangements of these elements if needed)
* Any copyrighted music (example: theme music from a movie or a top 40 song)
* Products
* Any payments for testimonial persons, authorities (2M will handle acquisition, scheduling and organization of persons and authorities if needed)
* The cost of locations
* Any props such as engines, race cars, etc.

                                   SCHEDULE

The 2M Group will begin work on the project immediately. Usual production schedules take approximately three to four weeks for preparation
(pre-production), one to two weeks for production and three to four weeks for post production.

                            DISTRIBUTION AND COPIES

Included in the production cost, The 2M Group will deliver one safety master plus one half inch copy, to view the show on a home/office video player. All editing and dubs needed for broadcast and 800 number insertion as well as VHS copies for standards and practices for TV stations and shipping and handling cost are additional.

                                      5.

                                 AMENDMENT TO
                            MEMORANDUM OF AGREEMENT
                                 THE 2M GROUP
                                     With
                        PROLONG SUPER LUBRICANTS, INC.
                                   Regarding
                    THE PROLONG WORLD CHALLENGE INFOMERCIAL


This is an amendment to the agreement dated April 24, 1995 entered into between The 2M Group, Michael McGahee, sole proprietor, and Prolong Super Lubricants, Inc., a Nevada corporation. The agreement is amended effective March 4, 1996 as follows:

     (1) The address of The 2M Group has been changed to 28163 US Highway 19 North, Suite 303, Clearwater, Florida 34621, Tel 813-726-4633, Fax 813-726-5699.

     (2) Since the inception of this agreement Michael McGahee of The 2M Group has formed a corporation named The 2M Group, Inc. It is agreed that both The 2M Group as a sole proprietor and The 2M Group, Inc. are jointly agreeing to be bound by the terms of the original agreement and this amendment hereto.

     (3) Paragraph 7C, page 2 -- In lieu of receiving 40,000 shares of free trading stock and 40,000 shares of stock subject to Rule 144, The 2M Group shall receive 100,000 shares of stock subject to rule 144 and no shares of free trading stock. A bonus of 10,000 shares of stock has been earned as a result of the Program selling 5,000 units within the first 60 days of the first airing.

     (4) Paragraph 10, page 2 -- The 2M Group will receive a commission 10% on media buys (a reduction from 15%) in exchange for 100,000 shares of common stock of Prolong International Corporation (which shares are subject to Rule 144). The shares of stock shall be valued at $0.25 per share, and distributed in increments of 25,000 shares every 90 days, with the first shares delivered June 4, 1996. The shares shall be issued to Michael McGahee and Denise McGahee.

     Agreed to among the parties effective March 4, 1996.

PROLONG SUPER LUBRICANTS, INC.

/s/ ELTON ALDERMAN
______________________________
    Elton Alderman, President

THE 2M GROUP,
A Sole Proprietorship


/s/ MICHAEL MCGAHEE
    -------------------------
    MICHAEL MCGAHEE


THE 2M GROUP, INC.
A Corporation


/s/ MICHAEL MCGAHEE
    -------------------------
    MICHAEL MCGAHEE
    President